EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations:	Investor & Analyst Contact:
Andy Foster	Michael Bayes	Todd Waltz
(408) 213-0928	Liviakis Financial	(408) 213-0925
afoster@aemetis.com	(415) 389-4670	twaltz@aemetis.com

Aemetis Announces Acquisition of Cilion, Inc., and California Ethanol Plant
Company Will Leverage Plant Infrastructure To Develop Next-Generation Biorefinery

CUPERTINO, Calif. – July 10, 2012 – Aemetis, Inc. (OTCPK: AMTX), an advanced fuels and renewable chemicals company, announced today that the company has acquired Cilion, Inc., including a 55 million gallon per year (mgy) ethanol production plant located in Keyes, CA.

In 2010, Aemetis entered into a multi-year project and lease agreement with Cilion to upgrade, restart, and operate the Cilion biofuels plant. Aemetis successfully retrofitted and then restarted the plant in April 2011, and has achieved continuous operations for more than one year.

The acquisition of Cilion advances Aemetis’ plans to utilize the existing ethanol plant’s infrastructure to create a next-generation biorefinery producing advanced biofuels and renewable chemicals in addition to ethanol and animal feed products.

    In addition to the Keyes, California ethanol plant, Cilion's other assets include spare parts and equipment that will be used at the plant.

In 2011, Aemetis acquired Zymetis, Inc., a biotechnology company with a patented organism that enables the production of renewable advanced biofuels and biochemicals.

“The acquisition of the Keyes plant accelerates our plan to expand this world-class ethanol production facility into a next-generation biorefinery capable of producing advanced renewable fuels and biochemicals,” said Eric McAfee, Chairman and CEO of Aemetis.

In conjunction with the acquisition, Third Eye Capital, Aemetis’ existing senior lender, provided a $15 million term loan and an $18 million working capital financing facility to assist Aemetis in the acquisition and to provide ongoing working capital.

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Aemetis Announces Acquisition of Cilion	Page Two

“Our substantial ongoing commitment to Aemetis is demonstrative of our belief in the high quality assets and first-class team built under Eric McAfee’s leadership,” said Arif Bhalwani, President and CEO of Third Eye Capital. “The acquisition of the Keyes plant will allow Aemetis to accelerate the next phase of its renewable fuels and chemicals strategy.”

Specific details of the Cilion acquisition can be found in the Form 8-K filed by Aemetis with the Securities and Exchange Commission on July 10, 2012.

About Aemetis
Headquartered in Cupertino, California, Aemetis produces advanced fuels. Aemetis operates a 55 million gallon biofuels plant in California, and built and operates a nameplate 50 million gallon per year renewable chemicals and advanced fuels production facility on the east coast of India. In 2011, Aemetis received a California Energy Commission grant to commercialize technology that enables the production of advanced biofuels from both non-food and traditional feedstocks. For additional information about Aemetis, please visit www.aemetis.com.

Forward Looking Statements
The information contained herein includes forward-looking statements related to future events. Statements regarding future events are based on current expectations and are necessarily subject to associated risks related to, among other things, the ability of the company to adequately protect our technologies, intellectual property and product candidates, the availability of resources used for industrial production, and the ability of the company to successfully execute our business plan and our ability to navigate governmental policy and regulation. Actual results may differ materially from those in the projections or other forward-looking statements made herein. For information regarding other related risks, please see the "Risk Factors" section of the company’s filings with the SEC.

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